Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2010 Results and 2011 Outlook
BROOMFIELD, Colo. – September 23, 2010 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2010.

Highlights
•	Mountain segment net revenue increased by 3.9% and total skier visitation improved by 2.5% for the 2010 fiscal year. Resort revenue increased 2.1%.

•
Mountain Reported EBITDA improved by $19.6 million, or 12.0%, and Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) increased by $15.3 million, or 8.9%, for the 2010 fiscal year.

•	Net income attributable to Vail Resorts, Inc. of $30.4 million for the 2010 fiscal year declined 37.9% primarily due to the timing of real estate closings.

•
Since June 6, 2010 season pass sales for the 2010/2011 ski season have been tracking well ahead of the prior year and are now only down approximately 1% in units and sales dollars compared to the same period in the prior year, after having been down 14% and 16%, respectively in June 2010.

Commenting on the Company’s Fiscal 2010 results, Rob Katz, Chief Executive Officer said, “I am very pleased with the performance that we delivered for Fiscal 2010.  Even with snowfall at historically low levels and the slow recovery in consumer spending, we were able to deliver growth in all key segments in our Mountain division: skier visits, lift ticket revenue, dining, ski school and retail/rental.  The improvements were driven by strengthening destination visitation and guest spending patterns, which accelerated through the spring break and Easter holiday periods.  Over the course of the 2009/2010 ski season, we saw consistently improving performance over the prior year in all of our key Mountain segment metrics leading to 12.0% growth in Mountain Reported EBITDA on a 3.9% increase in revenue.  Lift ticket revenue increased 4.6%, with season pass revenue up 6.5%.   Total skier visitation increased 2.5% for the year led by the Company’s Heavenly resort, which experienced a 10.7% increase in visitation, while overall visitation for our four Colorado resorts increased by 1.2%.  Our ski school business experienced the largest revenue increase for an ancillary business for the year, up 8.2%.  Retail/rental also achieved strong growth, up 5.0%, while dining revenue increased 2.0%, in line with skier visits.  Lodging revenue declined 4.0% and Lodging Reported EBITDA was down $4.4 million, resulting in large part from declines in Keystone transient and group related business.”

Regarding Real Estate, added Katz, “In the fourth fiscal quarter of 2010 we were able to close on 61% of the 59 One Ski Hill Place condominiums that were under contact, for total gross proceeds of $50.7 million.  In addition, subsequent to the July 31, 2010 year end, we closed on 100% of the 45 fractional units at the Ritz-Carlton Residences, Vail for total gross proceeds of $110.9 million.  Given the continued challenges in the real estate market, we were very pleased with our ability to deliver these closings, which we feel was due to the unique nature of our properties at our world class resorts. Furthermore, we have now passed a critical inflection point, as cash inflows will exceed cash outflows in our existing real estate projects. We look forward to closings on certain of the whole ownership units at the Ritz-Carlton Residences, Vail which are scheduled to take place in October and November 2010.”

Commenting on the balance sheet, Katz noted that “We ended the year with Net Debt at 2.8x Total Reported EBITDA, even after self-funding two large real estate projects, investing in our mountain assets,  repurchasing stock, and completing acquisitions of Mountain News and the remaining noncontrolling interest in SSV.”

Mountain Segment
•	Mountain segment net revenue was $638.5 million for Fiscal 2010 compared to $614.6 million in the prior year, a 3.9% increase.
•	Mountain Reported EBITDA was $184.0 million for Fiscal 2010 compared to $164.4 million in the prior year, a 12.0% increase.

Lift revenue increased $12.7 million, or 4.6%, for Fiscal 2010 compared to Fiscal 2009, due to a $6.6 million, or 3.6%, increase in lift revenue excluding season passes and a $6.1 million, or 6.5%, increase in season pass revenue. The increase in lift revenue excluding season passes was driven by a 3.3% increase in visitation excluding season pass holders coupled with a 0.4% increase in effective ticket price (“ETP”) excluding pass products.  The increase in season pass revenue was due to an increase in season pass units sold, as well as year-over-year price increases in season pass products including the Epic Season Pass.  Total skier visitation increased 2.5% led by our Heavenly resort which experienced a 10.7% increase in visitation while overall visitation for our four Colorado resorts (excluding Heavenly) increased 1.2%.  Our four Colorado resorts were negatively impacted by significantly below average snowfall, particularly in the early season up to mid-January 2010, but experienced increased visitation during the second half of the ski season particularly during the spring break and Easter holiday periods which primarily contributed to the overall increase in skier visits in Colorado for the 2009/2010 ski season compared to the 2008/2009 ski season. Visitation by season pass holders increased by approximately 1.7% with average visits per season pass holders declining approximately 4.8%, or approximately one half a day less skied per season pass holder, over the 2008/2009 ski season resulting in an increase in ETP.

Ski school revenue increased $5.4 million, or 8.2%, in Fiscal 2010 compared to Fiscal 2009, primarily due to a 5.6% increase in yield per skier visit as both group and private lessons benefited from higher guest spend and were also favorably impacted by new programs offered in ski school during the 2009/2010 ski season.  Dining revenue increased $1.1 million, or 2.0%, in Fiscal 2010 compared to Fiscal 2009, primarily due to improved dining revenue for the 2009/2010 ski season compared to the 2008/2009 ski season as on-mountain dining realized an increase in the average revenue per transaction of approximately 3.6%, although dining operations were negatively impacted in the first half of the 2009/2010 ski season by the significantly lower than average early season snowfall in Colorado which resulted in delays in the opening of certain on-mountain dining venues.

Revenue from retail/rental operations increased $7.4 million, or 5.0%, primarily due to higher retail sales and rental volumes at our Vail, Beaver Creek and Breckenridge mountain resort stores and San Francisco Bay area stores as retail/rental revenue increased 8.1% for the 2009/2010 ski season compared to the 2008/2009 ski season.  This increase was partially offset by declines in retail sales for both the first and fourth quarters of Fiscal 2010 of 4.0% and 2.1%, respectively, compared to the same periods in the prior year due primarily to a decline in sales volumes at mountain resort stores not proximate to our ski resorts.  Retail/rental revenue was particularly strong in the second half of the ski season which was bolstered by increased visitation to our resorts and higher guest spend.

For Fiscal 2010 other revenue decreased $2.7 million, or 3.7%, compared to Fiscal 2009, primarily due to a decrease in employee housing revenue, strategic alliance marketing revenue and municipal services revenue (primarily transportation services provided on behalf of certain municipalities), partially offset by an increase in private club revenues primarily resulting from the November 2008 opening of the Vail Mountain Club and higher on-mountain summer activities related revenue at our Colorado resorts, particularly at Breckenridge as the prior year’s on-mountain summer activities were negatively impacted by construction activities.

Operating expense increased $5.0 million, or 1.1%, for Fiscal 2010 compared to Fiscal 2009.  This increase was primarily driven by an increase in labor and labor-related benefits expense of $0.8 million, or 0.5%, due to increased employee incentive compensation expense mostly offset by a company-wide wage reduction plan implemented in April 2009 and the suspension of the matching contribution to our 401(k) program in January 2009 (both of which were partially reinstated in April 2010); a $2.3 million, or 7.0%, increase in resort related fees associated with higher Mountain net revenue, including Forest Service fees which are calculated on a graduated scale based on revenue levels achieved by resort, and a $5.6 million, or 6.7%, increase in general and administrative expenses primarily due to higher allocated corporate costs including increased employee incentive compensation expense, employee medical costs and legal expenses when compared to Fiscal 2009.  The above increases were offset by a $0.5 million, or 0.7%, decrease in retail cost of sales due to improved inventory management and lower average inventory costs resulting in improved gross margins and a $3.3 million, or 3.2%, decrease in other expenses due primarily to lower operating supply costs resulting from improved procurement practices in addition to lower fuel costs, repairs and maintenance and property tax expense.

Lodging Segment
•	Lodging segment net revenue was $169.1 million for Fiscal 2010 compared to $176.2 million in the prior year, a 4.0% decrease.

•
For Fiscal 2010, average daily rate (“ADR”) increased 4.4% and revenue per available room (“RevPAR”) decreased 5.3% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•
Lodging Reported EBITDA was $2.4 million for Fiscal 2010 compared to $6.8 million in the same period in the prior year, a 64.6% decrease, with the decrease due almost entirely to declines at Keystone lodging properties as well as an increase in general and administrative expense.

 Total Lodging net revenue for Fiscal 2010 decreased $7.1 million, or 4.0%, compared to Fiscal 2009.  We acquired Colorado Mountain Express (“CME”) on November 1, 2008, and as a result Lodging net revenue for Fiscal 2009 includes only nine months of operations for CME.  Excluding the impact of CME revenue for the first quarter of Fiscal 2010, total Lodging net revenue decreased $8.9 million, or 5.0% for Fiscal 2010 compared to Fiscal 2009.

Revenue from owned hotel rooms decreased $1.7 million, or 3.9%, for Fiscal 2010 compared to Fiscal 2009, driven by a decrease in occupancy of 3.4 percentage points partially offset by an increase in ADR of 4.0%.  The decrease in occupancy was primarily due to declines in occupancy at our Keystone lodging properties of 11.5 percentage points.  This decrease was partially offset by a 3.9 percentage point increase in occupancy at our other lodging properties proximate to our ski resorts (excluding Keystone lodging properties) during the second half of the ski season due to increased visitation particularly during the spring break and Easter holiday periods as discussed in the Mountain segment and an increase in occupancy at Grand Teton Lodging Company (“GTLC”) of 10.8 percentage points in the fourth quarter of Fiscal 2010 compared to the fourth quarter of Fiscal 2009 driven by an increase in both transient and group room nights (GTLC’s room revenue increased $1.2 million in the fourth quarter of Fiscal 2010 compared to the fourth quarter of Fiscal 2009).  Revenue from managed condominium rooms decreased $2.5 million, or 7.2%, for Fiscal 2010 compared to Fiscal 2009, driven by a decrease in occupancy of 4.2 percentage points partially offset by an increase in ADR of 6.5%.  The decrease in occupancy is largely attributed to declines in group and transient room nights primarily at our Keystone lodging properties.

Dining revenue for Fiscal 2010 decreased $3.0 million, or 9.8%, compared to Fiscal 2009, primarily due to a decline in group visitation primarily at our Keystone lodging properties.  This decline was partially offset by an increase in dining revenue of $0.7 million at GTLC in the fourth quarter of Fiscal 2010 compared to the fourth quarter of Fiscal 2009 due to an increase in occupancy as discussed above.  Transportation revenues were up $1.1 million, or 5.8%, primarily due to a full twelve months of operations for CME included in Fiscal 2010 compared to only nine months of operations for CME in Fiscal 2009.  Golf revenues decreased $1.2 million, or 8.2%, for Fiscal 2010 compared to Fiscal 2009, primarily resulting from a 12.6% decrease in the number of golf rounds played.

Operating expense decreased $2.7 million, or 1.6%, for Fiscal 2010 compared to Fiscal 2009.  Due to the acquisition of CME on November 1, 2008, operating expenses for Fiscal 2010 included twelve months of CME operating expenses compared to only nine months of CME operating expenses for Fiscal 2009.  Excluding the impact of CME operating expenses for the first quarter of Fiscal 2010 of $2.7 million, operating expenses decreased $5.5 million, or 3.2%, primarily due to (i) a decrease in labor and labor-related benefits of $4.3 million, or 5.3%, primarily due to lower staffing levels associated with decreased occupancy and the impacts of cost reduction initiatives including a company-wide wage reduction plan implemented in April 2009 and the suspension of the matching contribution to our 401(k) program in January 2009 (both of which were partially reinstated in April 2010) and (ii) a decrease in other expense of $2.7 million, or 4.5%, primarily due to decreased variable operating costs associated with lower revenue including lower food and beverage cost of sales and a decrease in operating supplies and repairs and maintenance.  The above decreases were partially offset by an increase in general and administrative expense of $1.5 million, or 5.5%, primarily due to higher allocated corporate expenses including increased employee incentive compensation expense, employee medical costs and legal expenses.

Resort – Combination of Mountain and Lodging Segments
•	Resort net revenue was $807.6 million for Fiscal 2010 compared to $790.8 million in the prior year, a 2.1% increase.

•	Resort Reported EBITDA was $186.4 million for Fiscal 2010 compared to $171.1 million in the prior year, an 8.9% increase.

Real Estate Segment
•	Real Estate segment net revenue was $61.0 million for Fiscal 2010 compared to $186.2 million in the prior year.

•	Real Estate Reported EBITDA was a negative $4.3 million for Fiscal 2010 compared to positive Real Estate Reported EBITDA of $44.1 million in the prior year.

In Fiscal 2010, real estate revenue was driven primarily by the closings of 36 residences at One Ski Hill Place, for $50.7 million of revenue (average price of $1.4 million per unit, or $1,241 per square foot) and 17 affordable housing units associated with the Jackson Hole Golf & Tennis Club (“JHG&TC”) development ($3.1 million of revenue with an average selling price per unit of $0.2 million and an average price per square foot of $188). Additionally, during Fiscal 2010, we recognized $5.2 million of revenue related to deposits from buyers who defaulted on units under contract at One Ski Hill Place.  We also recorded a gain on sale of real property of $6.1 million (net of $2.4 million in related cost of sales) for a land parcel located at the Arrowhead base area of the Beaver Creek Resort which sold for $8.5 million.

Operating expense for Fiscal 2010 included cost of sales of $39.7 million resulting from the closing of 36 condominium units at One Ski Hill Place (average cost per square foot of $971) and $3.1 million resulting from the closing of 17 affordable housing units associated with the JHG&TC development (average cost per square foot of $188, net of impairment charges taken in previous periods). The cost per square foot for One Ski Hill Place is reflective of the high-end features and amenities associated with this project compared to other Breckenridge properties and high construction costs associated with mountain resort development.

Additionally, sales commissions of approximately $3.6 million were incurred commensurate with revenue recognized. Other operating expense of $25.0 million (including $4.5 million of stock-based compensation expense) was primarily comprised of general and administrative costs which includes marketing expense for the real estate projects under development (including those that have not yet closed), overhead costs, such as labor and labor-related benefits and allocated corporate costs.

Real Estate segment net revenue for Fiscal 2009 was driven primarily by the closing of eight Lodge at Vail Chalet units ($111.5 million), 42 residences at Crystal Peak Lodge ($54.9 million) and two condominiums at the Arrabelle ($16.7 million).

Operating expense for Fiscal 2009 included cost of sales of $101.1 million commensurate with revenue recognized, primarily driven by the closing on eight Chalet units ($54.1 million in cost of sales), 42 residences at Crystal Peak Lodge ($34.2 million in cost of sales) and two units at the Arrabelle ($12.4 million in cost of sales).  Additionally, sales commissions of approximately $10.6 million were incurred commensurate with revenue recognized.  Other operating expenses of $30.4 million (including $4.1 million of stock-based compensation expense) were primarily comprised of general and administrative costs which include marketing expenses for the major real estate projects under development (including those that have not yet closed), overhead costs such as labor and labor-related benefits and allocated corporate costs. In addition, included in other segment operating expense for Fiscal 2009, we recorded $2.8 million of estimated costs in excess of anticipated sales proceeds for an affordable housing commitment resulting from the cancellation of a contract by a third party developer related to our JHG&TC development.

Total Performance
•	Total net revenue was $868.6 million for Fiscal 2010 compared to $977.0 million in the prior year, an 11.1% decrease.

•
Net income attributable to Vail Resorts, Inc. was $30.4 million, or $0.83 per diluted share, for Fiscal 2010 compared to net income attributable to Vail Resorts, Inc. of $49.0 million, or $1.33 per diluted share, in the prior year.

•
The effective tax rate for Fiscal 2010 was 33.5% compared to the effective tax rate for the prior year of 37.7%.    The current year’s effective tax rate was favorably impacted by the Company’s purchase of the remaining noncontrolling interest in SSV, the Company’s retail/rental business on April 30, 2010.

Balance Sheet
As of July 31, 2010, the Company had cash and cash equivalents on hand of $14.7 million, Net Debt of 2.8 times trailing twelve months Total Reported EBITDA and $35 million of revolver borrowings under a $400 million senior credit facility, which matures in 2012 and has $283.9 million available for borrowing after considering $81.1 million in currently issued letters of credit.  The Company has virtually no principal maturities due until 2014, except for amounts outstanding under the revolver that were mentioned previously.  As of July 31, 2010 the Company had $20-30 million remaining to be spent on its two active real estate projects, while subsequent to year end, in September 2010, the Company had closed on the $110.9 million sale of the fractional units at the Ritz-Carlton Residences, Vail.

Stock Repurchase Program
During Fiscal 2010, the Company repurchased 386,269 shares of common stock at a cost of $15.0 million, all of which was repurchased during the fourth fiscal quarter of 2010.  Since inception of its stock repurchase plan in 2006, the Company has repurchased 4,264,804 shares at a cost of approximately $162.8 million, through July 31, 2010.  As of July 31, 2010, 1,735,196 shares remained available to repurchase under the existing repurchase authorization.  The purchases under this program are reviewed by the Company’s Board of Directors quarterly and are based on a number of factors, including the Company’s expected future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s senior credit facility and in the indenture governing its outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Outlook and Fiscal Year 2011 Guidance
“As we prepare for the upcoming ski season, there are several encouraging signs.” commented Katz.  “First, our sales of season passes have already improved significantly over the course of the summer and into the early fall selling period.  We are pleased to report that through September 19, 2010, our season pass sales are down only 1% in units and sales, a substantial improvement from the 14% and 16%, respective declines we reported in June 2010.  This recent trend supports our statement made in June that we believed the early season decline was due to an unusual timing shift in the prior year selling period and that we would more than make up for that shortfall in the fall of 2010.  We are now just past the mid-point of pass sales, based on historical trends, and we look forward to continuing to sell all of our pass products into the late fall.  Second, although it is still early in the bookings cycle, (less than 15% of winter season bookings are historically made by this time), most booking indicators at our resorts are up in both room nights and revenue over the prior year at the same point in time. Third, sales at our retail outlets during our annual Labor Day sales events exceeded the prior year, indicating that Front Range skiers are excited about the arrival of this coming ski season.   And fourth, we saw strong summer visitation at our mountain resorts, which indicates that our guests’ propensity to travel and recreate in the spring carried through the summer, despite a volatile global economic environment.  With the momentum from all of these indicators aligning with the favorable trends we exited the 2009/2010 ski season with, we are optimistic about the upcoming season.”

Commenting on the One Ski Hill Place and Ritz-Carlton Residences, Vail projects, Katz said, “We are excited to have both One Ski Hill Place and the Ritz-Carlton Residences, Vail, open for the upcoming season.  One Ski Hill Place is in an outstanding location and, in addition to luxury condominiums, includes amenities such as a 20,000 square foot skier restaurant, the Ski Hill Grill, and an après ski venue, the T-Bar.  We expect these amenities to have a very positive impact on the skier experience at Breckenridge, one of our highest growth resorts, and the most visited resort in the U.S. during the last ski season.  To date, we have closed on 36 units that were under contract, and have full confidence in the ultimate success of this project.  The Ritz-Carlton project is a terrific new addition to the Vail community, bringing together for the first time, the world class nature of Vail Mountain with the power of the Ritz-Carlton brand, one of the best names in luxury travel. We will be patient in our approach to ensure that we maximize the proceeds from future sales at both One Ski Hill Place and the Ritz-Carlton.”

Commenting on capital projects, Katz added, “Our capital projects are on track to be completed in time for the upcoming season.  We have several initiatives that will further our goal of enhancing the guest experience and differentiating our resorts.  Among these initiatives, we are replacing Chair 5 at Vail with a high speed lift, which will serve some of the mountain’s best back bowl terrain.  We are also building a year round restaurant at the top of the Heavenly gondola, which will be the signature dining facility on the mountain and represent a significant increase in indoor seating at the resort.  In addition, on August 30, 2010 we announced the launch of EpicMix, a revolutionary new online and mobile application that allows guests to digitally capture and share their skiing experience.  EpicMix will track our guests’ skiing accomplishments, help them connect with friends and family on the mountain and give them the option to share their experiences with friends on Facebook and Twitter.  EpicMix utilizes our existing RF technology in ski passes and Peaks lift tickets, eliminating the need for guests to purchase or carry any new gadgets or devices.  The launch of EpicMix already has been featured in numerous prominent technology and social media outlets, earning positive reviews for its innovative design and hassle free user experience.  While EpicMix is perfectly targeted to the Millennial and Gen Y generations, we also believe it will be of interest to a wide range of guests across a spectrum of age and income demographics. We believe EpicMix will pique the interest of skiers around the world and help drive both repeat and first time visitation at our resorts.  We also believe that EpicMix will extend the ski experience, lengthening our opportunity to communicate and engage with our guests.”

Commenting on Fiscal 2011 guidance, Katz continued, “We would like to announce our guidance for Fiscal 2011 ending July 31, 2011. With the ski season not yet having begun, our visibility at this point is limited.  However, we are optimistic for the coming season given the most recent trends in bookings and season pass sales and our expectation to return to more traditional price increases in lift tickets and ancillary products.  Based on our current estimates, our Fiscal 2011 guidance range anticipates growth in year-over-year Resort Reported EBITDA of 7%-13%, to a range of $200-$210 million.   Our Real Estate segment results are impacted in any given year by the timing and mix of real estate sold and closed.  For Fiscal 2011, they should benefit from closings at the Ritz-Carlton, as well as continued sales at One Ski Hill Place.  With construction now substantially complete on both projects, we expect an increase in enthusiasm from potential buyers, though given the current economic environment, we do anticipate an extended, multi year selling period for both projects. The guidance also reflects a significant increase in interest expense over Fiscal 2010 given the reduction of capitalized interest attributable to the completion of our two large, self-funded real estate projects.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2011, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income guidance for Fiscal 2011.

	Fiscal 2011 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2011
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$194,000	$204,000
Lodging Reported EBITDA (2)	2,000	8,000
Resort Reported EBITDA (3)	200,000	210,000
Real Estate Reported EBITDA (4)	(4,000)	4,000
Total Reported EBITDA	196,000	214,000
Depreciation and amortization	(114,500)	(115,000)
Loss on disposal of fixed assets, net	(400)	(1,500)
Investment income	1,600	1,600
Interest expense, net	(34,300)	(34,300)
Income before provision for income taxes	48,400	64,800
Provision for income taxes	(18,440)	(24,840)
Net income	29,960	39,960
Net loss attributable to the noncontrolling interests	40	40
Net income attributable to Vail Resorts, Inc.	$30,000	$40,000

(1)	Mountain Reported EBITDA includes approximately $7 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $3 million of stock-based compensation.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2010	2009
Net revenue:
Mountain	$36,100	$36,150
Lodging	44,222	44,942
Real estate	56,768	20,836
Total net revenue	137,090	101,928
Segment operating expense:
Mountain	69,077	68,616
Lodging	47,035	46,899
Real estate	50,417	17,056
Total segment operating expense	166,529	132,571
Other operating expense:
Depreciation and amortization	(27,870)	(27,115)
Loss on disposal of fixed assets, net	(532)	(256)
Loss from operations	(57,841)	(58,014)
Mountain equity investment income (loss), net	259	(949)
Investment (expense) income	(118)	365
Interest expense, net	(4,859)	(5,816)
Loss before income taxes	(62,559)	(64,414)
Benefit for income taxes	20,375	23,096
Net loss	(42,184)	(41,318)
Net loss attributable to noncontrolling interests	263	2,588
Net loss attributable to Vail Resorts, Inc.	$(41,921)	$(38,730)

Per share amounts:
Basic net loss share attributable to Vail Resorts, Inc.	$(1.16)	$(1.07)
Diluted net loss share attributable to Vail Resorts, Inc.	$(1.16)	$(1.07)

Weighted average shares outstanding:
Basic	36,132	36,312
Diluted	36,132	36,312

Other Data (unaudited):
Reported EBITDA Results (including stock-based compensation):
Mountain Reported EBITDA	$(32,718)	$(33,415)
Lodging Reported EBITDA	$(2,813)	$(1,957)
Resort Reported EBITDA	$(35,531)	$(35,372)
Real Estate Reported EBITDA	$6,351	$3,780
Total Reported EBITDA	$(29,180)	$(31,592)

Stock-based compensation:
Mountain stock-based compensation	$1,315	$1,415
Lodging stock-based compensation	$476	$406
Resort stock-based compensation	$1,791	$1,821
Real Estate stock-based compensation	$1,045	$1,114
Total stock-based compensation	$2,836	$2,935

Vail Resorts, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended
	July 31,
	2010	2009
Net revenue:
Mountain	$638,495	$614,597
Lodging	169,130	176,241
Real estate	61,007	186,150
Total net revenue	868,632	976,988
Segment operating expense:
Mountain	456,017	451,025
Lodging	166,738	169,482
Real estate	71,402	142,070
Total segment operating expense	694,157	762,577
Other operating (expense) income:
Depreciation and amortization	(110,638)	(107,213)
Gain on sale of real property	6,087	--
Loss on disposal of fixed assets, net	(615)	(1,064)
Income from operations	69,309	106,134
Mountain equity investment income, net	1,558	817
Investment income, net	445	1,793
Interest expense, net	(17,515)	(27,548)
Income before provision for income taxes	53,797	81,196
Provision for income taxes	(18,022)	(30,644)
Net income	35,775	50,552
Net income attributable to noncontrolling interests	(5,390)	(1,602)
Net income attributable to Vail Resorts, Inc.	$30,385	$48,950

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$0.84	$1.34
Diluted net income per share attributable to Vail Resorts, Inc.	$0.83	$1.33

Weighted average shares outstanding:
Basic	36,212	36,546
Diluted	36,731	36,673

Other Data (unaudited):
Reported EBITDA Results (including stock-based compensation):
Mountain Reported EBITDA	$184,036	$164,389
Lodging Reported EBITDA	$2,392	$6,759
Resort Reported EBITDA	$186,428	$171,148
Real Estate Reported EBITDA	$(4,308)	$44,080
Total Reported EBITDA	$182,120	$215,228

Stock-based compensation:
Mountain stock-based compensation	$5,332	$4,834
Lodging stock-based compensation	$2,010	$1,778
Resort stock-based compensation	$7,342	$6,612
Real Estate stock-based compensation	$4,501	$4,129
Total stock-based compensation	$11,843	$10,741

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage		Twelve Months Ended		Percentage
	July 31,		Increase		July 31,		Increase
	2010	2009	(Decrease)		2010	2009	(Decrease)
Net Mountain revenue:
Lift tickets	$--	$--	--%		$289,289	$276,542	4.6%
Ski school	--	--	--%		70,694	65,336	8.2%
Dining	4,228	3,803	11.2%		53,322	52,259	2.0%
Retail/rental	17,175	17,537	(2.1	) %	154,846	147,415	5.0%
Other	14,697	14,810	(0.8	) %	70,344	73,045	(3.7	) %
Total Mountain net revenue	$36,100	$36,150	(0.1	) %	$638,495	$614,597	3.9%
Mountain operating expense:
Labor and labor-related benefits	$21,688	$22,075	(1.8	) %	$166,378	$165,550	0.5%
Retail cost of sales	9,882	10,273	(3.8	) %	65,545	66,022	(0.7	) %
Resort related fees	866	763	13.5%		35,431	33,102	7.0%
General and administrative	18,102	16,862	7.4%		88,705	83,117	6.7%
Other	18,539	18,643	(0.6	) %	99,958	103,234	(3.2	) %
Total Mountain operating expense	$69,077	$68,616	0.7%		$456,017	$451,025	1.1%
Mountain equity investment income, net	259	(949)	127.3%		1,558	817	90.7%
Total Mountain Reported EBITDA	$(32,718)	$(33,415)	2.1%		$184,036	$164,389	12.0%

	Twelve Months Ended		Percentage
	July 31,		Increase
	2010	2009	(Decrease)
Skier Visits
Vail	1,599	1,622	(1.4)%
Breckenridge	1,614	1,528	5.6%
Keystone	982	981	0.1%
Heavenly	888	802	10.7%
Beaver Creek	927	931	(0.4)%
Total Skier Visits	6,010	5,864	2.5%

ETP	$48.13	$47.16	2.1%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage		Twelve Months Ended		Percentage
	July 31,		Increase		July 31,		Increase
	2010	2009	(Decrease)		2010	2009	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,297	$11,686	5.2%		$41,479	$43,153	(3.9	) %
Managed condominium rooms	4,606	5,164	(10.8	) %	32,074	34,571	(7.2	) %
Dining	8,610	8,920	(3.5	) %	27,235	30,195	(9.8	) %
Transportation	1,616	1,861	(13.2	) %	19,026	17,975	5.8%
Golf	6,882	6,873	0.1%		13,769	15,000	(8.2	) %
Other	10,211	10,438	(2.2	) %	35,547	35,347	0.6%
Total Lodging net revenue	$44,222	$44,942	(1.6	) %	$169,130	$176,241	(4.0	) %
Lodging operating expense:
Labor and labor-related benefits	$21,171	$20,396	3.8%		$78,698	$81,290	(3.2	) %
General and administrative	7,129	7,319	(2.6	) %	29,361	27,823	5.5%
Other	18,735	19,184	(2.3	) %	58,679	60,369	(2.8	) %
Total Lodging operating expense	$47,035	$46,899	0.3%		$166,738	$169,482	(1.6	) %
Total Lodging Reported EBITDA	$(2,813)	$(1,957)	(43.7	) %	$2,392	$6,759	(64.6	) %

Owned hotel statistics:
ADR	$184.31	$164.82	11.8%		$190.93	$183.59	4.0%
RevPAR	$103.91	$87.63	18.6%		$104.90	$107.06	(2.0	) %

Managed condominium statistics:
ADR	$188.05	$166.04	13.3%		$291.18	$273.38	6.5%
RevPAR	$30.34	$37.84	(19.8	) %	$77.76	$84.50	(8.0	) %

Owned hotel and managed condominium statistics (combined):
ADR	$185.34	$165.26	12.2%		$235.02	$225.12	4.4%
RevPAR	$61.99	$59.48	4.2%		$88.14	$93.10	(5.3	) %

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2010	2009
Real estate held for sale and investment	$422,164	$311,485
Total Vail Resorts, Inc. stockholders' equity	$788,770	$765,295

Long-term debt	$524,842	$491,608
Long-term debt due within one year	1,869	352
Total debt	526,711	491,960
Less: cash and cash equivalents	14,745	69,298
Net debt	$511,966	$422,662

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and twelve months ended July 31, 2010 and 2009.
	(In thousands)
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Mountain Reported EBITDA	$(32,718)	$(33,415)	$184,036	$164,389
Lodging Reported EBITDA	(2,813)	(1,957)	2,392	6,759
Resort Reported EBITDA*	(35,531)	(35,372)	186,428	171,148
Real Estate Reported EBITDA	6,351	3,780	(4,308)	44,080
Total Reported EBITDA	(29,180)	(31,592)	182,120	215,228
Depreciation and amortization	(27,870)	(27,115)	(110,638)	(107,213)
Loss on disposal of fixed assets, net	(532)	(256)	(615)	(1,064)
Investment (expense) income	(118)	365	445	1,793
Interest expense, net	(4,859)	(5,816)	(17,515)	(27,548)
(Loss) income before benefit (provision) for income taxes	(62,559)	(64,414)	53,797	81,196
Benefit (provision) for income taxes	20,375	23,096	(18,022)	(30,644)
Net (loss) income	(42,184)	(41,318)	35,775	50,552
Net loss (income) attributable to noncontrolling interests	263	2,588	(5,390)	(1,602)
Net (loss) income attributable to Vail Resorts, Inc.	$(41,921)	$(38,730)	$30,385	$48,950
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2010.

	(In thousands)
	(Unaudited)
	As of July 31, 2010
Long-term debt	$524,842
Long-term debt due within one year	1,869
Total debt	526,711
Less: cash and cash equivalents	14,745
Net debt	$511,966

Net debt to Total Reported EBITDA	2.8	x